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                                                                   EXHIBIT 99.1
CONTACT:

Mr. Daniel G. Welch                         Mr. Robert F. Amundsen, Jr.
Chairman and Chief Executive                Executive Vice President and Chief
  Officer                                     Financial Officer
Triangle Pharmaceuticals, Inc.              Triangle Pharmaceuticals, Inc.
(919) 493-5980                              (919) 493-5980
www.tripharm.com                            www.tripharm.com

FOR IMMEDIATE RELEASE:

        COVIRACIL(R)NDA FOR THE TREATMENT OF HIV DISEASE ACCEPTED BY THE
                          FOOD AND DRUG ADMINISTRATION

DURHAM, N.C., NOVEMBER 4, 2002 -- Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) announced today that the U.S. Food and Drug Administration (FDA) has notified the Company that its New Drug Application (NDA) for marketing approval of Coviracil for the treatment of HIV disease has been accepted for filing. Filing of the NDA is recognition by the FDA that the application is sufficiently complete for review.

"We are very pleased with this notification," commented Daniel G. Welch, Chairman and Chief Executive Officer of Triangle. He continued, "Consistent with our previous guidance when we submitted our NDA, the FDA granted Coviracil a standard review. This means that as early as the third quarter of 2003, we hope to have our first NDA approved. We believe, once approved, Coviracil will offer patients and physicians an important new medicine for the management of HIV disease. We will now turn our efforts to completion of the review process with the FDA to work towards the timely approval of Coviracil."

Coviracil is a potent, once-a-day Nucleoside Reverse Transcriptase Inhibitor
(NRTI). The NDA includes data from over 2,000 patients and is supported by two pivotal trials, FTC-303 and FTC-301. Triangle expects to file a European Marketing Authorisation Application (MAA) by December 31, 2002.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and the hepatitis B virus. Triangle's proprietary drug candidates under development for HIV and/or hepatitis B include Coviracil(R) (emtricitabine), amdoxovir (formerly DAPD), and clevudine (formerly L-FMAU). Triangle is also developing immunotherapies for hepatitis B in collaboration with Dynavax Technologies Corporation (Dynavax) utilizing Dynavax' immunostimulatory sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT WE MAY NOT SUBMIT OUR COVIRACIL MAA AS PLANNED AND OUR COVIRACIL NDA OR MAA MAY


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NOT RECEIVE REGULATORY APPROVAL, OR IF APPROVED, COVIRACIL MAY NOT ACHIEVE
MARKET ACCEPTANCE OR THE MEDICAL RESULTS WE EXPECT. THESE AND OTHER RISKS ARE DISCUSSED IN DETAIL FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. AS A RESULT OF THESE AND OTHER RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THIS PRESS RELEASE. TRIANGLE DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.